UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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☐	Soliciting Material Pursuant to §240.14a-12
VIRCO MFG. CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Virco Mfg. Corporation
2027 Harpers Way
Torrance, California 90501
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 21, 2011
     The 2011 Annual Meeting of Stockholders (“Annual Meeting”) of Virco Mfg. Corporation, a Delaware corporation (the “Company”), will be held on Tuesday, June 21, 2011, at 10:00 a.m. Central Time at the Company’s manufacturing and distribution facility located at 1701 Sturgis Road, Conway, Arkansas, 72032 for the following purposes:
1.	To elect the four directors named in the Proxy Statement to serve until the 2014 Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	To approve an advisory resolution on executive compensation;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011;

5.	To approve the Virco Mfg. Corporation 2011 Stock Incentive Plan; and

6.	To transact such other business as may properly come before the Annual Meeting.
     These items are more fully described in the following pages, which are made part of this notice.
     The Board of Directors has fixed the close of business on April 29, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments and postponements thereof. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail, using the enclosed proxy card. For further details, see your proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it also saves the Company significant postage and processing costs.
     Brokers are not permitted to vote on the election of directors, the advisory votes on the Company’s executive compensation and frequency of future advisory votes on the Company’s executive compensation, and the approval of the Virco Mfg. Corporation 2011 Stock Incentive Plan without instructions from the beneficial owner, as discussed in more detail in the Proxy Statement. Therefore, if your shares are held through a brokerage firm, bank or other nominee, they will not be voted on these matters unless you provide voting instructions to your brokerage firm, bank or other nominee.

By Order of the Board of Directors

/s/ Robert E. Dose Robert E. Dose
Secretary
Torrance, California
May 24, 2011

Virco Mfg. Corporation
2027 Harpers Way
Torrance, California 90501

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS, June 21, 2011
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on
June 21, 2011
The Proxy Statement and accompanying Annual Report to Stockholders are available at
http://service.virco.com/financialinfo
GENERAL INFORMATION
     This Proxy Statement is being mailed to stockholders of Virco Mfg. Corporation, a Delaware corporation (the “Company”), on or about May 24, 2011, in connection with the solicitation by the Board of Directors of proxies to be used at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Tuesday, June 21, 2011, at 10:00 a.m. Central Time at the Company’s manufacturing and distribution facility located at 1701 Sturgis Road, Conway, Arkansas, 72032 and any and all adjournments and postponements thereof.
     The cost of preparing, assembling and mailing the Notice of the Annual Meeting, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. Proxies may be solicited in person or by telephone, telegraph, e-mail or other electronic means by personnel of the Company who will not receive any additional compensation for such solicitation. The Company will reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.
RECORD DATE AND VOTING
     The close of business on April 29, 2011, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On that date there were 14,204,988 shares of the Company’s common stock, par value $.01 per share (“common stock”), outstanding. All voting rights are vested exclusively in the holders of the Company’s common stock. Each share of common stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders, except that as to the election of directors, stockholders may cumulate their votes. Because four directors are to be elected, cumulative voting means that each stockholder may cast a number of votes equal to four times the number of shares actually owned. That number of votes may be cast for one nominee, divided equally among each of the nominees or divided among the nominees in any other manner.
     In all matters other than the election of directors, the affirmative vote of the majority of votes cast will be the act of the stockholders. Directors will be elected by a plurality of the votes cast. Shares as to which a stockholder withholds voting authority, abstentions and broker non-votes will have no effect on the outcome of any of the proposals included in this Proxy Statement as any such vote will not be considered a vote cast. A broker non-vote occurs when a bank, broker or other nominee does not have authority to vote on a particular item without instructions from the beneficial owner and has not received instructions. Brokers only have discretion to vote on “routine” matters, such as the ratification of the selection of the independent registered public accounting firm. Due to recent changes to these rules, the election of directors, advisory votes on the Company’s executive compensation and frequency of future advisory votes on the Company’s executive compensation, and approval of the Virco Mfg. Corporation 2011 Stock Incentive Plan will not be considered “routine” matters and as a result, your broker will not have the discretion to vote on these matters at the Annual Meeting unless you provide applicable instructions to do so. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive.
     Each proxy received will be voted “for” the Board’s nominees for election as directors, “for” the advisory resolution on the Company’s executive compensation, for a frequency of “every three years” for future stockholder advisory votes on the Company’s executive compensation, “for” approval of the Virco Mfg. Corporation 2011 Stock Incentive Plan, and “for” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011, unless the stockholder otherwise directs in his or her proxy. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted according to his or her direction. Stockholders wishing to cumulate their votes with respect to the election of directors should make an explicit statement of the intent to cumulate votes by so indicating in writing on the proxy card. Stockholders holding shares beneficially in street name who wish to cumulate votes should contact their broker, trustee or nominee.
     Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by submitting written notice of revocation to the Secretary of the Company at the Company’s principal executive offices located at 2027 Harpers Way, Torrance, California 90501, by appearing at the Annual Meeting and voting in person or by filing a duly executed proxy bearing a later date, either in person at the Annual Meeting, via the Internet, by telephone, or by mail. Please consult the instructions included with your proxy card for how to vote your shares.

PROPOSAL 1
ELECTION OF DIRECTORS
     The Certificate of Incorporation of the Company provides for the division of the Board of Directors into three classes as nearly equal in number as possible. In accordance with the Certificate of Incorporation, the Board of Directors has nominated Donald S. Friesz, Glen Parish, James Wilburn and William Beer to serve as Class I directors on the Board of Directors with terms expiring at the 2014 Annual Meeting of Stockholders.
     It is intended that the proxies solicited by this Proxy Statement will be voted in favor of the election of Messrs. Friesz, Parish, Wilburn and Beer, unless authority to do so is withheld. Should any of such nominees be unable to serve as a director or should any additional vacancy occur before the election (which events are not anticipated), proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. In the event that any person other than the nominees named below should be nominated for election as a director, the proxies may be voted cumulatively for less than all of the nominees.
     The following table sets forth certain information with respect to each of the nominees, as well as each of the six continuing directors. The Board of Directors recommends that you vote “FOR” the election of the Class I nominees.

			Director
Name	Age	Biographical Information, Skills and Qualifications	Since

Nominees for Class I Directors Whose Terms Expire in 2014 :

Donald S. Friesz	81	Vice President Sales and Marketing of the Company from 1982 to February 1996. Mr. Friesz has been retired since 1996. Mr. Friesz brings to the Board more than 50 years of marketing services and manufacturing experience in the Company’s core education market.	1992

Glen D. Parish	73	Vice President of the Company and General Manager of the Conway Division from 1999 to 2004; previously Vice President of Conway Sales and Marketing. Mr. Parish has been retired since 2004. Mr. Parish brings to the Board more than 40 years of experience in sales, marketing, and operations in the Company’s core education market.	1999

James R. Wilburn	78	Dean of the School of Public Policy, Pepperdine University, since September 1997; previously Dean of the School of Business and Management, Pepperdine University from 1982 to 1994; Professor of Business Strategy, Pepperdine University from 1994 to 1996; Board member of The Olsen Company since 1990, Independence Bank since 2004, and Electronic Sensor Tech from 2005-2009. Mr. Wilburn brings to the Board extensive financial, governance, and strategic planning experience.	1986

William L. Beer	58	President and Chief Executive Officer of the Wenger Corporation, a designer, manufacturer, and marketer of furniture and equipment for music education, music performance and athletic markets, since 2005. Prior to joining the Wenger Corporation, Mr. Beer served in various capacities at Maytag Appliances from 1974 to 2005, including as President from 1998 to 2005, Senior Vice President, Manufacturing and Engineering from 1997 to 1998; Vice President Strategic Marketing from 1996 to 1997; Vice President Marketing from 1993 to 1996: and Director Corporate Planning from 1990 to 1993. Mr. Beer brings to the Board more than 35 years of experience in manufacturing and strategic marketing.	2011

			Director
Name	Age	Principal Occupation	Since

Class II Directors Whose Terms Expire in 2012 :

Robert A. Virtue	78	Chairman of the Board and Chief Executive Officer of the Company since 1990; President of the Company since August 1982. Mr. Virtue brings to the Board more than 55 years of experience and knowledge of the Company’s business, operations, and culture.	1956

Robert K. Montgomery	72	Managing Director of Montgomery Vineyard, Inc., a Napa Valley grape growing, wine producing enterprise. Mr. Montgomery is also a Retired Former Partner of Gibson, Dunn & Crutcher LLP, a law firm in which Mr. Montgomery was a Partner from 1971 to 2008. Mr. Montgomery brings to the Board extensive legal and board governance expertise and experience.	2000

Donald A. Patrick	86	Vice President and founder of Diversified Business Resources, Inc. (mergers, acquisitions and business consultants) from 1988 to 2004. Mr. Patrick retired in 2004. Mr. Patrick brings to the Board extensive financial and project management expertise.	1983

Class III Directors Whose Terms Expire in 2013 :

Douglas A. Virtue	52	Executive Vice President of the Company since December 1997; previously General Manager of the Torrance Division of the Company. Mr. Virtue brings to the Board 25 years of experience and knowledge of the Company’s business, operations, and culture.	1992

Thomas J. Schulte	54	Managing Partner of RBZ, a public accounting firm from 1997 to 2007. Currently Partner-In-Charge of RBZ Audit Group since 2007. Mr. Schulte brings to the Board extensive financial experience including over 30 years as a Certified Public Accountant and qualifies as an “audit committee financial expert”.	2007

Albert J. Moyer	67	Current Board member of MaxLinear, Inc., Collectors Universe, Inc., and CalAmp Corporation, Former Board member of QAD Inc. from April 2000 to June 2005; Former Board member of LaserCard Corporation from January 2005 to January 2011; Former Board Member of Occam Networks Inc. from November 2007 to February 2011, Chief Financial Officer of Allergan Inc. from 1995 to 1998; Chief Financial Officer for QAD Inc. from 1998 to 2000; President of the commercial division of the Profit Recovery Group International, Inc. in 2000; and consultant to QAD Inc. from 2000 to 2002. Mr. Moyer brings to the Board over 40 years of financial and manufacturing experience, experience as chief financial officer of several large public companies, and qualifies as an “audit committee financial expert”.	2004

CORPORATE GOVERNANCE
Meetings and Independence
     Each director of the Company serving in fiscal 2010 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees on which he served. The Board of Directors held six meetings in fiscal 2010. In addition, the independent directors hold two regularly scheduled executive session meetings each fiscal year outside the presence of management as well as additional meetings as are necessary. Directors are expected to attend the Annual Meeting of Stockholders. Last year all of the directors attended the 2010 Annual Meeting of Stockholders.
     The Board of Directors has determined that the following directors, who constitute a majority of the Board of Directors, are “independent directors” as defined by the NASDAQ Stock Market listing standards: Messrs. Friesz, Beer, Moyer, Montgomery, Patrick, Parish, Schulte and Wilburn. Mr. Robert A. Virtue is Mr. Douglas A. Virtue’s father.
Leadership Structure
     Currently, Mr. Robert Virtue serves as Chairman and Chief Executive Officer (“CEO”) of the Company. Because the Board also believes that strong, independent Board leadership is a critical component of effective corporate governance, the Board has established the position of lead independent director. The lead independent director position rotates among the independent directors periodically as determined by the independent directors. Mr. Moyer currently functions as the lead independent director. The lead independent director’s responsibilities and authority include providing input to the Chairman and CEO on preparation of agendas for Board and committee meetings and communicating to the Chairman and CEO the substance of the discussions and consensus reached at the meetings of independent directors. In addition, the Company has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest, and prevent dominance of the Board by management. For example, all Directors, with the exception of Mr. Robert Virtue and Mr. Douglas Virtue are independent as defined by the listing standards of the NASDAQ Stock Market, and all committees are made up entirely of independent directors.
The Board’s Role in Risk Oversight
     The Board is actively involved in the oversight of risks that could affect the Company. The Board administers its risk oversight role primarily through its committee structure. The Audit Committee is primary responsible for overseeing the Board’s execution of its risk management oversight responsibility. The Compensation Committee is responsible for the oversight of risks arising from compensation policies and practices. During fiscal year 2010, the Compensation Committee assessed the risks, if any, arising from the Company’s compensation policies and practices for its employees. In performing its risk assessment, the Compensation Committee considered the balance between fixed and variable income, balance between short-term and long-term performance-based incentive programs, and the linkage of performance incentives to the Company’s strategic and annual operating plans.
     While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure discussed above encourages communication between management, including the Chairman of the Board, the lead independent director and the independent directors. We believe that this communication improves the Company’s identification and implementation of effective risk management strategies.
Audit Committee
     The Board of Directors has a standing Audit Committee which is composed of Messrs. Schulte (Chair), Wilburn, Moyer and Patrick. The Audit Committee held five on-site meetings and four telephonic meetings in fiscal 2010. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. Among other things, the Audit Committee is directly responsible for: the appointment, compensation, retention and oversight of the independent registered public accounting firm; reviewing the independent registered public accounting firm’s qualifications and independence; reviewing the plans and results of the audit engagement with the independent registered public accounting firm; reviewing the financial statements of the Company; reviewing the scope of the annual audit by the Company’s independent registered public accounting firm; reviewing the audit reports rendered by such independent registered public accounting firm; approving professional services provided by the independent registered public accounting firm and approving financial reporting principles and policies; considering the range of audit and non-audit fees; reviewing the adequacy of the Company’s internal accounting controls; and working to ensure the integrity of financial information supplied to stockholders. The Audit Committee also has the other responsibilities enumerated in its charter, and examines and considers additional matters as it deems appropriate. The Audit Committee’s charter is available on the Company’s website at www.virco.com. Each of the Audit Committee members is an “independent director” as that term is defined for audit committee members by the listing standards of the NASDAQ Stock Market. The Board of Directors has determined that Mr. Schulte, who is the chair of the Audit Committee, and Mr. Moyer, qualify as “audit committee financial experts,” as that term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board reevaluates the composition of the Audit Committee on an annual basis to ensure that its composition remains in the best interests of the Company and its stockholders.
Compensation Committee
     The Board of Directors has a standing Compensation Committee which is composed of Messrs. Moyer (Chair), Patrick, Montgomery and Friesz, all of whom are “independent directors” as defined in the listing standards of the NASDAQ Stock Market. The function of the Compensation Committee is, among other things, to: set the Company’s compensation policy and administer the Company’s compensation plans; make decisions on the compensation of key Company executives (including the review and approval of merit/other compensation budgets and payouts under the Company’s incentive plans); review and approve compensation and employment agreements of the Company’s executive officers; and recommend pay levels for members of the Board of Directors for consideration and approval by the full Board of Directors. As discussed above under “The Board’s Role in Risk Oversight,” the Compensation Committee oversees the design and implementation of the incentives and risks associated with the Company’s compensation policies and practices. The Compensation Committee may consult with the Chief Executive Officer and other members of senior management as it deems necessary and engage the assistance of outside consultants to assist in determining and establishing the Company’s compensation policies. During fiscal 2010, the Company did not engage the assistance of compensation consultants. The Compensation Committee held two on-site meetings in fiscal 2010. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.virco.com.
Corporate Governance and Nominating Committee
     The Board of Directors has a standing Corporate Governance and Nominating Committee which is composed of Messrs. Montgomery (Chair), Friesz, Moyer, Patrick, Parish, Schulte, Wilburn and Beer. All members of the Corporate Governance and Nominating Committee are “independent directors” as defined in the listing standards of the NASDAQ Stock Market. During fiscal 2010, the Corporate Governance and Nominating Committee held four meetings. Each of these meetings was held outside the presence of management. The Corporate Governance and Nominating Committee acts pursuant to a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.virco.com.
     The Corporate Governance and Nominating Committee’s functions are to identify and recommend from time to time candidates for nomination for election as directors of the Company, determine the composition of the Board and its committees, monitor a process to assess Board effectiveness and develop and implement Company corporate governance guidelines. Candidates may come to the attention of the Corporate Governance and Nominating Committee through members of the Board of Directors, stockholders or other persons. Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. Candidates are evaluated at regular or special meetings, and may be considered at any point during the year, depending on the Company’s needs. In evaluating nominations, the Corporate Governance and Nominating Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board of Directors activities and the absence of potential conflicts with the Company’s interests. The Corporate Governance and Nominating Committee has not established any specific minimum qualification standards for nominees to the Board of Directors, although from time to time the Corporate Governance and Nominating Committee may identify certain skills or attributes (e.g., financial experience, business experience) as being particularly desirable to meet specific Board of Director needs that may arise. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, stockholders should submit a candidate’s name and qualifications to the Company’s Corporate Secretary at 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose, Secretary.
Communications with the Board of Directors
     Any stockholder interested in communicating with individual members of the Board of Directors, the Board of Directors as a whole, any of the committees of the Board or the independent directors as a group may send written communications to the Board of Directors, any committee of the Board of Directors or any director or directors of the Company at 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose, Secretary. Communications received in writing are forwarded to the Board of Directors, or the committee or individual director or directors to whom the communication is directed, unless, at his discretion, the Secretary determines that the communication is of a commercial or frivolous nature, is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is otherwise inappropriate for the Board of Directors’ consideration. In such cases, such correspondence may be forwarded elsewhere in the Company for review and possible response. The Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.
Code of Ethics
     The Company has adopted a Code of Conduct and Ethics for Directors, Officers and Employees (the “Code”). This Code applies to all Company directors, employees and officers, including the Company’s Chief Executive Officer and senior financial officers, including the principal financial and accounting officers. The Code is available on the Company’s website at www.virco.com. The Company intends to post amendments to or waivers under the Code that apply to its Chief Executive Officer, principal financial officer and principal accounting officer on its website. Upon written request, the Company will provide a copy of the Code free of charge. Requests should be directed to Virco Mfg. Corporation, 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose, Secretary.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Shares Owned By Directors, Management and Principal Stockholders
     The following table sets forth information as of April 21, 2011 (unless otherwise indicated), relating to the beneficial ownership of the Company’s common stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock of the Company, (ii) each director and director-nominee of the Company, (iii) each Named Executive Officer of the Company, as named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the mailing address of each of the persons named is c/o Virco Mfg. Corporation, 2027 Harpers Way, Torrance, California 90501.

	Amount and Nature
	of Beneficial
	Ownership	Percent of Class
Name of Beneficial Owner *	(1)	(%)

Wedbush Inc. (1)	1,724,197	11.91
Athena Capital Management (2)	836,665	5.88
Robert A. Virtue (3) (4)	340,081	2.38
Chairman of the Board of Directors, President and Chief Executive Officer
Douglas A. Virtue (4)	636,200	4.47
Director, Executive Vice President
William Beer	—	(5)
Director
Donald S. Friesz	77,004	(5)
Director
Thomas J. Schulte	22,120	(5)
Director
Albert J. Moyer	28,640	(5)
Director
Robert K. Montgomery	39,591	(5)
Director
Glen D. Parish	49,941	(5)
Director, Former Vice President, General Manager
Donald A. Patrick	72,569	(5)
Director
James R. Wilburn	34,446	(5)
Director
Robert E. Dose	52,059	(5)
Vice President Finance, Secretary, Treasurer
Lori L. Swafford	45,682	(5)
Vice President & Corporate Counsel
Larry O. Wonder	53,061	(5)
Vice President, Sales
All executive officers and directors as a group (18 persons)	1,696,911	11.30

(*)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. For purposes of this table, a person is deemed to be the “beneficial owner” of any security if the person has the right to acquire beneficial ownership of such security within 60 days of April 21, 2011, including but not limited to, any right to acquire through the exercise of any option, warrant or right or through the conversion of a security. Amounts for Messrs. Robert Virtue, Douglas Virtue, Friesz, Schulte, Moyer, Montgomery, Parish, Patrick, Wilburn, Dose, Swafford, Wonder, and all executive officers and directors as a group, include 7,000, 7,000, 8,065, 8,065, 8,065, 8,065, 20,165, 8,065, 8,065, 7,000, 7,000, 7,000 and 138,555 shares issuable upon exercise of options or conversion of restricted stock units, respectively, and 39,566, 32,963, 0, 0, 0, 0, 7,813, 0, 0, 5,849, 763, 22,344 and 149,779 shares held under the Company’s 401(k) Plan as of April 29, 2011, respectively.

(1)	Reflects information as of December 31, 2010, as reported in a Schedule 13G/A filing on February 15, 2011, by Wedbush, Inc. (“WI”), Edward W. Wedbush (“EWW”), Wedbush Securities, Inc. (“WS”), Wedbush Opportunity Capital, LLC (“WOC”), and Wedbush Opportunity Partners, LP (“WOP”). The business addresses of the above filers are as follows: WI, WOC and WOP — 1000 Wilshire Blvd., Los Angeles, CA 90017-2457; EWW and WS— P.O. Box 30014, Los Angeles, CA 90030-0014. WI has the sole power to vote and dispose of 755,930 shares, and shared power to vote and dispose of 1,409,812 shares; EWW has sole power to vote and dispose of 434,374 shares, and shared power to vote and dispose of 1,409,812 shares; WS has sole power to vote and dispose of 172,262 shares, shared power to vote 1,409,812 shares, and shared power to dispose of 1,724,197 shares; WOC and WOP each has sole power to vote and dispose of 0 shares and shared power to vote and dispose of 47,246 shares.

(2)	Reflects information as of December 31, 2009, as reported in a Schedule 13G/A filing on February 3, 2010, by Athena Capital Management, Inc. (“AC”) Minerva Group, LP (“MG”), and David P. Cohen. The address for each of David P. Cohen, AC and MG is 50 Monument Road, Suite 201, Bala Cynwyd, PA 19004. AC has sole power to vote 450,883 shares, sole power to dispose of 0 shares, shared power to vote 0 shares and shared power to dispose of 384,756 shares; MG has sole power to vote 450,883 shares, shared power to vote 0 shares, sole power to dispose of 450,883 shares and shared power to vote 0 shares; Mr. Cohen has sole power to vote and dispose of 1,026 shares, and shared power to vote and dispose of 0 shares.

(3)	Excludes 1,729,013 shares owned beneficially by Mr. Robert Virtue’s adult children, including Mr. Douglas Virtue, as to which Mr. Robert Virtue disclaims beneficial ownership.

(4)	Douglas A. Virtue is Robert A. Virtue’s son. The total number of shares beneficially owned by Mr. Robert A. Virtue, his brothers Raymond W. Virtue and Richard J. Virtue, his sister, Nancy Virtue-Cutshall, their children (including Mr. Douglas A. Virtue) and their mother, Mrs. Julian A. Virtue, aggregate 5,609,662 shares or 39.45% of the total shares of common stock outstanding. Robert A. Virtue, Richard J. Virtue, Raymond W. Virtue, Nancy Virtue-Cutshall and certain of their respective spouses and children (including Douglas A. Virtue) (collectively, the “Virtue Stockholders”) and the Company have entered into an agreement with respect to certain shares of the Company’s common ctock received by the Virtue Stockholders as gifts from the founder, Julian A. Virtue, including shares received in subsequent stock dividends in respect of such shares. Under the agreement, each Virtue Stockholder who proposes to sell any of such shares is required to provide the remaining Virtue Stockholders notice of the terms of such proposed sale. Each of the remaining Virtue Stockholders is entitled to purchase any or all of such shares on the terms set forth in the notice. The Company may purchase any shares not purchased by such remaining Virtue Stockholders on such terms. The agreement also provides for a similar right of first refusal in the event of the death or bankruptcy of a Virtue Stockholder, except that the purchase price for the shares is to be based upon the then prevailing sales price of the Company’s common stock on the NASDAQ Market Exchange.

(5)	Less than 1%.

PROPOSAL 2
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
          The Company is asking stockholders to approve an advisory resolution on its executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives: 1) attract, motivate and retain highly qualified executives; 2) link total compensation to stockholder returns; 3) reflect individual contributions to the performance of the Company; 4) ensure appropriate balance between long-term value creation and short-term performance by including equity as part of total compensation; and 5) maintain internal fairness and morale by comparing executive compensation, including perquisites and non-cash benefits, to the aggregated average compensation and benefits of the Company’s top 25 managers.
          Stockholders are urged to read the “Compensation Discussion and Analysis” included in this Proxy Statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of the Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the compensation of the Named Executive Officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.
          In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting:
RESOLVED, that the stockholders of Virco Mfg. Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.
          This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
The Board of Directors recommends that you vote “FOR” the approval of the advisory resolution on executive compensation.
PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY RESOLUTIONS ON EXECUTIVE COMPENSATION
          Pursuant to recently adopted Section 14A of the Exchange Act, the Company is asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal No. 2 above should occur every year, every two years or every three years.
          After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years (triennially). The Company believes that this frequency is appropriate for a number of reasons. Most significantly, the Company’s compensation programs are designed to reward long-term performance. Thus, stockholders are encouraged also to evaluate the Company’s executive compensation programs over a multi-year horizon and to review the compensation of the Named Executive Officers over the past three fiscal years, as reported in the Summary Compensation Table included in this Proxy Statement. In addition, the Company believes that a triennial advisory vote on executive compensation reflects the appropriate time frame to enable the Compensation Committee and the Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to the executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate any such adjustments to the executive compensation programs.
          The Board of Directors is aware of and took into account general views that some have expressed in support of conducting an annual advisory vote on executive compensation. The Board of Directors is aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. The Company views the advisory vote on executive compensation as an additional, but not exclusive, means for its stockholders to communicate with it regarding their views on the Company’s executive compensation programs. The Company believes that the many avenues that exist and will continue to exist for stockholder engagement differentiate the Company from the situation that exists in certain countries where an annual advisory vote on executive compensation is prevalent. Also, because the Company’s executive compensation programs have typically not changed materially from year-to-year and are designed to operate over the long-term and to enhance long-term performance, the Company is concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on the executive compensation programs. Finally, although the Company currently believes that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, the Board of Directors will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in the compensation programs or other circumstances suggest that such a vote would be appropriate.
          The Company understands that its stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to the Company’s compensation programs.
The Board of Directors recommends that you vote to conduct future advisory votes on executive compensation “EVERY THREE YEARS.”
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Objectives of the Compensation Program
     The objectives of the Company’s executive compensation program are to: 1) attract, motivate and retain highly qualified executives; 2) link total compensation to stockholder returns; 3) reflect individual contributions to the performance of the Company; 4) insure appropriate balance between long-term value creation and short-term performance by including equity as part of total compensation; and 5) maintain internal fairness and morale by comparing executive compensation, including perquisites and non-cash benefits, to the aggregated average compensation and benefits of the Company’s top 25 managers.
     The Compensation Committee recommends and the Board approves the base salaries, annual bonus plan, and long-term incentives of the Company’s Chief Executive Officer (the “CEO”), Principal Financial Officer (the “PFO”), and the three other most highly compensated executives. Throughout this Compensation Discussion & Analysis (“CD&A”), the CEO, PFO and three other most highly compensated executives are referred to collectively as the “Named Executive Officers.”
What the Compensation Program is Designed to Reward
     The program is designed to support annual and long-term business goals that create profitable growth and long-term value for stockholders.
Elements of Compensation Program
     The Company’s executive compensation program consists of three main elements: 1) base salary, which is tied to individual job duties; 2) annual bonus plan cash incentives, which are mathematically linked to the Company’s Annual Operating Plan, and specifically to pre-tax profits and annual sales volume; and 3) long-term equity incentives, the value of which are linked to the Company’s stock price. Ancillary benefits such as health insurance, retirement benefits, and an automobile allowance are also part of the executive compensation program. As with the three main elements of the program, these ancillary benefits are compared to similar benefits provided to the Company’s top 25 managers.
     The combination of base salary, annual incentive, long-term incentive, and ancillary benefits is referred to as “Total Compensation.” The Company historically has established a target of “market median” for the Total Compensation of Named Executive Officers as determined by scale-, geography- and date-adjusted national compensation surveys from Wyatt Total Reward, Wyatt CQ Survey, Mercer Manufacturing Compensation Survey, Mercer Manufacturing Industry Market View, National Assoc. of Manufacturers, and Employers Group Research Services Survey. The Compensation Committee does not make any decisions with respect to the companies that participate in these surveys, and views the name of each such company as immaterial to its decision-making process. Due in large part to the Company-wide wage freezes that have been in effect for the past three years, including with respect to the Company’s executive officers, the Company has not collected updated survey data during this period.
     When they were used, all of these surveys are given equal weighting. The Company intentionally used a broad comparison group for executive compensation because the competition for executive talent extends beyond the Company’s direct competitors and industry. The Company believes that this breadth of executive compensation data, conservatively adjusted for firm size, geographic location and cost of living, and the age of the data, provided for the fairest and most equitable “market median.” The same method of establishing a market median total compensation target was used for the Company’s top 25 managers.
     In determining the final Total Compensation for Named Executive Officers, the Compensation Committee attempts to balance “external equity” as defined by “market median,” with “internal equity” as defined by the aggregated average Total Compensation for the Company’s top 25 managers. It is the Company’s belief that this approach to establishing Total Compensation for Named Executive Officers results in better teamwork and morale among the entire management team, thus linking executive and management compensation with short- and long-term value creation for stockholders.
Base Salary
     Base salary is intended to reward Named Executive Officers and other employees for their roles within the Company and their performance in those roles. The Company determines the base salary range for a particular position by evaluating 1) the duties, complexities and responsibilities of the position; 2) the level of experience required; and 3) the compensation for positions having similar scope and accountability within and outside the Company (through survey data as described above). The Company did not increase base salaries for the Named Executive Officers for fiscal 2008, 2009, or 2010 and does not anticipate increasing base salaries for Named Executive Officers in fiscal 2011.
Annual Incentives
     The Named Executive Officers are eligible for annual cash incentives under the Company’s Annual Bonus Plan, which is approved by the Board of Directors at the beginning of the Company’s fiscal year as part of its Annual Operating Plan. To reward Named Executive Officers and other salaried managers for achieving the financial performance set forth in the Annual Operating Plan, the Board of Directors establishes a minimum level of financial performance above which a cash bonus will be paid. For achieving the minimum threshold, the Named Executive Officers receive a cash bonus equal to 15% of their base salary. For achieving the “target” pre-tax profit, Named Executive Officers receive a 35% cash bonus. The maximum possible cash bonus for Named Executive Officers is capped at 50% of base salary. The threshold, target and maximum bonus levels for each Named Executive Officer were determined by reference to the survey data and other factors described above.
     For fiscal 2010, the threshold for receiving a minimum bonus was achieving $210 million in annual sales and $4,000,000 in pre-tax earnings. No cash bonus payment was made to the Named Executive Officers under the Annual Bonus Plan for fiscal 2010 as the Company’s sales and pre-tax earnings did not exceed this threshold.
Long-Term Incentives
     The Company believes that the most powerful incentive to focus Named Executive Officers on long-term value creation is long-term ownership of Company stock. Under the Company’s current long-term incentive program, Named Executive Officers and top managers receive periodic grants of Restricted Stock Units (“RSUs”). The Company uses RSUs rather than options because it has been the Company’s experience that RSUs are more likely to result in a growing ownership position of Company stock and thereby align the interests of executives and stockholders.
     On the date of the 2009 Annual Meeting of Stockholders and Board of Directors meeting, June 16, 2009, each Named Executive Officer was granted 20,000 RSUs, vesting ratably over a five-year period. The number of RSUs granted to each Named Executive Officer in fiscal 2009 was determined by reference to historical grant levels provided to Company executives, as well as the factors described above. Each Named Executive Officer received the same number of RSUs in order to foster internal pay equity and the Company’s “one-team” management approach. The Company did not grant RSUs to Named Executive Officers in fiscal 2010 or 2008.
     If awarded, grants of RSUs are typically approved at the Board of Directors meeting immediately following the Annual Meeting of Stockholders. The meeting dates are set well in advance and occur approximately two weeks following the release of the First Quarter results. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company.
Other Compensation Elements
     Perquisites — The Company provides Named Executive Officers with a Company automobile or cash allowance under a program available to all officers of the Company. In the fourth quarter of 2010 the cash allowance was reduced from $22,800 per year to $12,000 per year and the Executive automobiles were replaced with automobiles available to sales managers. The Company does not provide Named Executive Officers with any other perquisites such as country club memberships and the Company does not own or lease an aircraft. Company-provided travel for executives is for business purposes only.
     Other Benefits — Executives participate in the same health, disability and life insurance programs as are provided to other Company employees. In addition, the Named Executive Officers participate in the Company’s tax-qualified defined benefit pension plan (the Virco Mfg. Corporation Employees Retirement Plan) and nonqualified supplement retirement plan (the Virco Important Performers (VIP) Plan). As more fully disclosed in the MD&A and Footnote 4 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 (“Form 10-K”), these retirement plans were frozen effective December 31, 2003, and additional benefit accruals for all Named Executive Officers ceased on that date.
Post-Employment and Other Events
     The Company does not have employment agreements with any of the Named Executive Officers, and is not obligated to provide termination pay or other severance benefits to any of its Named Executive Officers. In general, the benefits provided or available to Named Executive Officers upon retirement, death, disability or other termination of employment or upon the occurrence of a change-in-control event are the same as those provided or made available to salaried employees generally.
     Pursuant to the Company’s 2007 Stock Incentive Plan, vesting of all outstanding stock and option awards is accelerated upon a change-in-control. In addition, under the Virco Important Performers (VIP) Plan, vesting of retirement benefits is accelerated upon the occurrence of a change-in-control or the death of the participant. All Named Executive Officers are currently fully vested in all retirement programs, and would receive no additional benefit upon occurrence of a change-in-control. These benefits are provided to salaried employees generally and are intended to ensure that management remains focused on stockholder value when evaluating strategic alternatives.
Tax Deductibility of Executive Compensation
     The Company seeks to structure its compensation arrangements to maximize the tax deductibility of all components of executive compensation unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Compensation Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be fully deductible. Thus, deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. In fiscal 2008, 2009, and 2010, all compensation paid to executives was fully deductible; no executive officer exceeded the $1 million limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, with regard to non-performance-based compensation.
Impact of Prior Compensation in Setting Elements of Compensation
     Prior compensation of the Named Executive Officers does not impact how the Company sets elements of current compensation. The Compensation Committee believes the competitive environment that the Company operates in mandates that current total compensation be set at levels sufficient to attract, motivate and retain top management, which requires the Company to set compensation amounts based on current Company and business conditions.
Executive Stock Ownership Guideline
     The Company has not adopted executive stock ownership guidelines. While there are no guidelines, two of the Named Executive Officers, Robert A. Virtue and Douglas A. Virtue, beneficially own 2.38% and 4.47%, respectively, of the outstanding shares of the Company’s common stock. Messrs. R. Virtue and D. Virtue are members of the Virtue family and subject to the terms of the Virtue Family Agreement discussed in the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement. The Virtue family owns approximately 39.4% of the Company’s outstanding common stock.
Impact of Restatements that Retroactively Impact Financial Goals
     The Company has not restated or retroactively adjusted financial information that has impacted the financial statements or goals related to previous bonus or long-term award payouts. If financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based compensation paid to Named Executive Officers who are found to be personally responsible for the fraud or intentional misconduct that led to the restatement and may, to the extent permitted by applicable law, seek to recover amounts paid in excess of the amounts that would have been paid based on the restated financial results.
The Role of the Executives in Determining Compensation
     While the Compensation Committee is primarily responsible for, and has sole discretion with respect to, reviewing and making determinations with respect to executive compensation, the CEO and Executive Vice President provide input and views with respect to compensation for the other Named Executive Officers. The Compensation Committee believes that the CEO’s and Executive Vice President’s views are critical in determining the compensation of other Named Executive Officers because the CEO and Executive Vice President have day-to-day involvement with these Named Executive Officers and are in the best position to assess their performance, abilities, and contribution to the success of the Company.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended January 31, 2011, as required by Item 402(b) of Regulation S-K under the Exchange Act of 1934 with management, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Albert J. Moyer, Chair
Donald A. Patrick
Robert K. Montgomery
Donald S. Friesz
     The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.
Compensation Committee Interlocks and Insider Participation
     During fiscal 2010, the Compensation Committee was comprised of Messrs. Moyer, Patrick, Montgomery, and Friesz, none of whom is a current officer or employee of the Company. Mr. Friesz is a former officer of the Company, having served as Vice President Sales and Marketing of the Company from 1982 to February 1996. Mr. Montgomery is a Retired Former Partner of the law firm Gibson, Dunn & Crutcher LLP, which has provided legal services to the Company. The Company expects that such law firm will continue to render legal services to the Company in the future. There are no interlocking board memberships between officers of the Company and any member of the Compensation Committee.
Summary Compensation Table for Fiscal 2010, 2009 & 2008
     The table below sets forth the compensation awarded to, earned by, or paid to, each of the Named Executive Officers for fiscal 2010, 2009 and 2008. The Company has no employment agreements with any of its executives. While employed, executives are entitled to base salary, participation in the executive compensation programs identified in the tables below and discussed in the CD&A and other benefits common to all employees. The performance-based conditions associated with the Bonus Plan as well as salary and bonus in proportion to total compensation are discussed in detail throughout the CD&A.

					Non- Equity
				Stock	Incentive Plan	Change in	All Other
		Salary	Bonus	Awards	Compensation	Pension	Compensation	Total
Name and Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)(4)	($)

Robert A. Virtue	2010	420,580	—	—	—	—	11,887	432,467
President & CEO	2009	406,041	—	70,200	—	—	10,900	487,141
	2008	420,580	—	—	—	—	11,156	431,736

Douglas A. Virtue	2010	246,695	—	—	—	245,232	8,373	500,300
Executive Vice President	2009	261,234	—	70,200	—	115,271	7,531	454,236
	2008	261,234	—	—	—	—	7,592	268,826

Robert E. Dose	2010	265,388	—	—	—	235,064	21,000	521,452
Vice President Finance	2009	270,292	—	70,200	—	102,762	22,800	466,054
	2008	270,292	23,906	—	—		22,750	316,948

Lori L. Swafford	2010	230,580	—	—	—	235,064	24,477	490,121
Vice President &	2009	230,580	—	70,200	—	93,111	26,223	420,114
Corporate Counsel	2008	230,580	21,563	—	—		26,168	278,311

Larry O. Wonder	2010	200,580	—	—	—	284,103	13,700	498,383
Vice President Sales	2009	200,580	—	70,200	—	105,610	13,145	389,535
	2008	200,580	18,750	—	—		12,418	231,748

(1)	The amounts shown in this column reflect discretionary bonuses approved by the Board of Directors.

(2)	The amounts shown in this column are the aggregate grant date fair value of stock awards granted during the applicable fiscal year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic718 (“FASB 718”). The assumptions used to calculate these figures are described in Footnote #5 of the Company’s Form 10-K for the applicable fiscal year.

(3)	The amounts shown in this column are based on the same assumptions used in the preparation of the Company’s 2010 financial statements, which are described in the MD&A and Footnote #4 to the Company’s Form 10-K for the year ended January 31, 2011. The Pension Plans that Named Executive Officers participate in were frozen in 2003. The Named Executive Officers did not accrue any additional benefits during 2010. The Change in Pension amount includes the effect of a change in discount rate from 6.75% in 2008 to 5.75% in 2009 and to 5.5% in 2010 for the Qualified Plan and a change in discount rate from 6.75% in 2008 to 6.00% in 2009 for the VIP Plan, utilization of a more current mortality table, changes in actuarial assumptions, and the decrease in the discount period. Due to an increase in discount rates in 2008, pension values decreased for all Named Executive Officers.

(4)	The amounts in this column include automobile allowances, the value of personal use of a Company provided vehicle, and medical insurance for domestic partners. During the fourth quarter of 2010, automobile allowances were reduced for all Named Executive Officers.
Grants of Plan-Based Awards for Fiscal 2010
     The table below sets forth the grants of plan-based awards to the Named Executive Officers during fiscal 2010 under the Company’s Annual Bonus Plan and the Company’s 2007 Stock Incentive Plan.

					All Other
					Stock
		Estimated Future Payouts Under Non-Equity			Awards:	Grant Date
		Incentive Plan Awards			Number of	Fair Value
		(1)			Share or	of Stock
	Grant	Threshold	Target	Maximum	Units	Awards
Name and Position	Date	($)	($)	($)	(#)	($)

Robert A. Virtue	N/A	63,000	147,000	210,000
President & CEO

Douglas A. Virtue	N/A	40,500	94,500	135,000
Executive Vice President

Robert E, Dose	N/A	38,250	89,250	127,500
Vice President Finance

Lori L. Swafford	N/A	34,500	80,500	115,000
Vice President & Corporate Counsel

Larry O. Wonder	N/A	30,000	70,000	100,000
Vice President Sales

(1)	Cash amounts in this table pertain the Bonus Plan described under “Annual Incentives” in the CD&A.
Outstanding Equity Awards at Fiscal Year-End 2010
     The following table sets forth the Named Executive Officers’ outstanding equity awards as of the end of fiscal 2010.

	Stock Awards
		Shares or Units of	Market Value of Shares
		Stock that have not	or Units of Stock that
		Vested	have not Vested
Name and Title	Year of Award	(#)(1)	($)(2)

Robert A. Virtue	2007	6,000	18,240
President & CEO	2009	16,000	48,640

Douglas A. Virtue	2007	6,000	18,240
Executive Vice President	2009	16,000	48,640

Robert E. Dose	2007	6,000	18,240
Vice President Finance	2009	16,000	48,640

Lori L. Swafford	2007	6,000	18,240
Vice President & Corporate Counsel	2009	16,000	48,640

Larry O. Wonder	2007	6,000	18,240
Vice President Sales	2009	16,000	48,640

(1)	All RSUs vest at 20% per year for five years from the grant date.

For the 6,000 RSU’s remaining from the June 19, 2007 RSU award there are two remaining vesting dates: June 19, 2011, and June 19, 2012.

For the 16,000 RSU’s remaining from the June 16, 2009 RSU award there are four remaining vesting dates: June 16, 2011, June 16, 2012, June 16, 2013, and June 16, 2014.

(2)	All year-end dollar values were computed based on the fiscal year-end closing price of $3.05 per share of common stock less the $0.01 par value of the share of Common Stock that is paid by the Named Executive Officer.

Option Exercises and Stock Vested for Fiscal 2010
     The following table sets forth information concerning the Named Executive Officers’ exercise of stock options and vesting of RSUs during fiscal 2010.

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name and Position	(#)	($)(1)

Robert A. Virtue	7,000	22,570
President & CEO

Douglas A. Virtue	7,000	22,570
Executive Vice President

Robert E, Dose	7,000	22,570
Vice President Finance

Lori L. Swafford	7,000	22,570
Vice President & Corporate Counsel

Larry O. Wonder	7,000	22,570
Vice President Sales

(1)	The Value Realized on Vesting of RSUs is calculated by multiplying the number of shares vested by the difference between the closing market price per share on the date of vesting less the $0.01 par value of the share of common stock that is paid by the Named Executive Officer.
Pension Benefits for Fiscal 2010
     The following table sets forth information concerning the payments available under the Virco Important Performers (VIP) Plan and the Virco Mfg. Corporation Employees Retirement Plan, both of whose benefit accruals were frozen in 2003.

			Present Value	Payments
		Number of Years of	of Accumulated	during Last
		Credited Service	Benefit	Fiscal Year
Name and Position	Plan Name	(#)	($)	($)

Robert A. Virtue	Virco Important	18	991,943	201,539
President & CEO	Performers (VIP) Plan
	Virco Mfg. Corporation	47	2,413,307	126,162
	Employees Retirement Plan

Douglas A. Virtue	Virco Important	11	190,755	—
Executive Vice President	Performers (VIP) Plan
	Virco Mfg. Corporation	18	546,937	—
	Employees Retirement Plan

Robert E, Dose	Virco Important	11	185,515	—
Vice President Finance	Performers (VIP) Plan
	Virco Mfg. Corporation	13	525,662	—
	Employees Retirement Plan

Lori L. Swafford	Virco Important	7	189,950	—
Vice President & Corporate Counsel	Performers (VIP) Plan
	Virco Mfg. Corporation	8	234,289	—
	Employees Retirement Plan

Larry O. Wonder	Virco Important	14	230,346	—
Vice President Sales	Performers (VIP) Plan
	Virco Mfg. Corporation	25	638,447	—
	Employees Retirement Plan

(1)	The amounts shown in this column are based on the same assumptions used in the preparation of the Company’s fiscal 2010 financial statements, which are described in the MD&A and Footnote #4 to the Company’s Form 10-K for the fiscal year ended January 31, 2011.

(2)	The Pension Plans that the Named Executive Officers participate in were frozen in 2003. The Named Executive Officers did not accrue any additional benefits during 2010.
Potential Payments upon Termination or Change-in-Control
     As discussed in the CD&A above, the Company does not have employment agreements with any of the Named Executive Officers. Retirement, death, disability and change-in-control events do not trigger the payment of compensation to the Named Executive Officers that is not available to all salaried employees (including the amounts included in the “Pension Benefits for Fiscal 2010” table). Named Executive Officers do not have a contractual right to receive severance benefits.
     As noted in “Post-Employment and Other Events,” pursuant to the Company’s 2007 Stock Incentive Plans, the vesting of all outstanding stock awards is accelerated upon a change-in-control. In addition, under the Virco Important Performers (VIP) Plan, the vesting of retirement benefits is accelerated upon the occurrence of a change-in-control or the death of the participant, however, all of the Named Executive Officers are currently vested in their retirement benefits under the VIP Plan. Change-in-control is defined as a party other than the members of the Virtue family accumulating 20% or more of the Company’s common stock. The following table quantifies compensation that would be payable to the Named Executive Officers upon a change-in-control. The tables assume that the event occurred on the last business day of fiscal 2010.
Value in Event of Change-in-Control with or without Employment Termination

	Stock Awards
	Number of Shares Acquired on
	Vesting	Value Realized on Vesting
Name and Position	(#)	($)(1)

Robert A. Virtue	22,000	66,880
President & CEO

Douglas A. Virtue	22,000	66,880
Executive Vice President

Robert E, Dose	22,000	66,880
Vice President Finance

Lori L. Swafford	22,000	66,880
Vice President Legal Affairs

Larry O. Wonder	22,000	66,880
Vice President Sales

(1)	All year-end values were computed based on the fiscal year-end closing price of $3.05 per share of common stock less the $0.01 par value of the share of Common Stock that is paid by the Named Executive Officer.
DIRECTOR COMPENSATION
     Directors who are also officers of the Company receive no additional compensation for their services as directors. The Company’s non-employee directors receive an annual retainer of $62,500 composed of (i) $37,500 in the form of quarterly cash payments and (ii) $25,000 in the form of a restricted stock grant, granted each year on the date of the Annual Meeting of Stockholders. In addition, each non-employee director who serves as a lead director or as the Chair or member of a Board committee also receives an additional annual retainer for his or her services. The lead director receives $20,000 in cash per year. The Audit Committee Chair receives $7,500 per year, and Audit

Committee members receive $4,500 per year. Chairs of the Compensation Committee and the Corporate Governance and Nominating Committee each receive an additional $5,000 and the members of these committees each receive $3,000 per year. Directors are also reimbursed for travel and related expenses incurred to attend meetings. The Company has also established a pension plan for non-employee directors who have served as such for at least 10 years, providing for a series of quarterly payments (equal to the portion paid to the non-employee directors’ annual service fee) for such director’s lifetime following the date on which such director ceases to be a director for any reason other than death. Effective December 31, 2003, the Company froze all future benefit accruals under the pension plan.
     The Company’s guidelines with regard to common stock ownership by directors is for each director to own Common Stock with a market value of three times or more the annual cash retainer.

			Change in Value
			of Nonqualified
			Deferred
	Fees Earned or	Stock	Compensation	All Other
	Paid in Cash	Awards	Retirement Earnings	Compensation	Total
Name and Position	($)(1)	($)(2)	($)(3)	($)(4)	($)

Donald S. Friesz	44,250	25,000	—	39,720	108,970

Thomas J. Schulte	48,000	25,000	—	—	73,000

Robert K. Montgomery	45,500	25,000	—	—	70,500

Albert J. Moyer	70,000	25,000	—	—	95,000

Glen D. Parish	40,500	25,000	—	64,491	129,991

Donald A. Patrick	48,000	25,000	—	—	73,000

Dr James R. Wilburn	44,250	25,000	—	—	69,250

(1)	Cash fees include the cash portion of the annual retainer plus fees for serving as a lead director, committee chair, or committee member.

(2)	A grant of restricted stock with a market value of $25,000 on the grant date is awarded on the day of the Annual Stockholders Meeting. Each of the directors included in the table above had 8,065 shares of unvested restricted stock outstanding on the last day of fiscal 2010. The shares of restricted stock will vest on June 7, 2011.

(3)	The Pension Plans that directors participate in was frozen in 2003. The directors did not accrue any additional benefits during 2010. The Change in Pension amount includes the effect of a change in discount rate from 6.75% in 2008 to 5.75% in 2009 to 5.5% in 2010, and the decrease in the discount period. The pension values decreased for Donald S. Friesz by $4,406, for Robert K. Montgomery by $3,322, for Donald A. Patrick by $4,022, and for James R. Wilburn by $4,217.

(4)	Messrs. Friesz and Parish are former officers of the Company. Other compensation consists of pension benefits earned as an employee of the Company and paid in retirement.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information
Number of
securities remaining
available for future
	Number of securities to be	Weighted-average	issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	- excluding securities
	warrants and rights	warrants and rights	reflected in column
Plan category	(#)	($)	(#)

Equity compensation plans approved by security holders	12,100	8.9	200,160 (1)

Equity compensation plans not approved by security holders	—	—	—

Total	12,100	8.9	200,160 (1)

(1)	Represents the number of shares available for issuance as of January 31, 2011, under the Company’s 2007 Stock Incentive Plan
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The Audit Committee, among its other duties and responsibilities, reviews and monitors all related party transactions and has adopted a written policy entitled “Related Party Transaction Policies and Procedures” (the “Policy”) governing the review, approval and ratification of related party transactions. The Board of Directors has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify (as applicable) any transaction with a related party in which the aggregate amount involved is expected to be less than $250,000. The Chair of the Audit Committee is required to provide to the Board of Directors for review a summary of each new transaction pre-approved by the Chair of the Audit Committee pursuant to this policy at the meeting of the Board of Directors next following such approval or ratification. Under the Policy, the Audit Committee is responsible for reviewing and approving transactions with a related party in which the aggregate amount is expected to exceed $250,000, and both the Audit Committee and the Board of Directors are responsible for reviewing and approving transactions with a related party in which the aggregate amount is expected to equal or exceed $500,000. If advance Audit Committee and/or Board of Directors approval is not feasible, then the transaction with the related party will be considered and, if the Audit Committee and/or Board of Directors determine it to be appropriate, ratified at the next regularly scheduled meeting. In determining whether to approve the entry into a transaction with a related party, the Audit Committee and/or Board of Directors as applicable will assess, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a transaction with a related party will be ongoing, the Audit Committee and/or Board of Directors may establish guidelines for the Company’s management to follow in its dealings with such related party. Thereafter, the Audit Committee and/or Board of Directors as applicable, on at least an annual basis, will review and assess the relationship with the related party to determine whether the relationship is in compliance with the Policy and remains appropriate. No director shall participate in any discussion or approval of a transaction for which he or she is a related party, except that this director shall provide all material information concerning the transaction to the Audit Committee and/or Board of Directors as applicable.
     Robert K. Montgomery is a member of the Board of Directors of the Company. Mr. Montgomery is a Retired Former Partner of the law firm Gibson, Dunn & Crutcher LLP, which has provided legal services to the Company. The Company expects that such law firm will continue to render legal services to the Company.
     In fiscal 2010, the Company paid approximately $702,000 to Hedgehog Design LLC, which provides product design and related services to the Company. Robert Mills, the sole member of Hedgehog Design LLC, resides with Lori L. Swafford, Vice President & Corporate Counsel for the Company.
     In keeping with the Company’s policy on Related Party Transactions, the Board and the Audit Committee have reviewed and ratified the terms and circumstances of the transactions with Mr. Mills and found them to be properly approved when initiated in 2002; in the best interests of the Company at that time, at present, and going forward; and no more favorable than terms offered and sums paid to similarly situated companies and individuals offering comparable services. As part of the review and ratification process, the product lines designed by Mr. Mills were evaluated for financial and market performance. It was determined that these product lines had and will likely continue to have a favorable impact on the Company’s results.
REPORT OF THE AUDIT COMMITTEE
     The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.virco.com. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.
     In this context, the Audit Committee has reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011, with management and the independent registered public accounting firm, including their judgment of the quality and appropriateness of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board standards, SEC rules, and other applicable standards. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee also reviewed and discussed with management its report on internal control over financial reporting and the related audit performed by the independent registered public accounting firm which confirmed the effectiveness of the Company’s internal control over financial reporting.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011, for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Thomas J. Schulte, Chair
Dr. James R. Wilburn
Albert J. Moyer
Donald A. Patrick
     The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Ernst & Young LLP audited the Company’s financial statements for fiscal 2010 and has been selected by the Audit Committee to audit the Company’s financial statements for fiscal 2011. The Audit Committee is directly responsible for the engagement of the outside auditor. In making its determination, the Audit Committee reviewed both the audit scope and estimated audit fees for the coming year. Each professional service performed by Ernst & Young LLP during fiscal 2010 was reviewed, and the possible effect of such service on the independence of the firm was considered, by the Audit Committee. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     The Audit Committee has adopted policies and procedures for pre-approving all audit services, audit-related services, tax services and non-audit services performed by Ernst & Young LLP. Specifically, the Audit Committee has pre-approved the use of Ernst & Young LLP for detailed, specific types of services within the following categories: annual audits, quarterly reviews and statutory audits, preparation of certain corporate tax returns, regulatory implementation and compliance and risk assessment guidance. In each case, the Audit Committee has also set specific annual ranges or limits on the amount of each category of services which the Company would obtain from Ernst & Young LLP, which limits and amounts are established periodically by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee. The Audit Committee monitors the performance of all services provided by the independent registered public accounting firm to determine whether such services are in compliance with the Company’s pre-approval policies and procedures.
Fees Paid to Ernst & Young LLP
     The following table shows the fees that the Company paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2010 and 2009. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2010	2009
	($)	($)

Audit Fees	322,000	438,054
Audit-Related Fees	47,000	47,000
Tax Fees	60,000	1,200
All Other Fees	—	—

Total	429,000	486,254

     Audit Fees. Audit fees are the aggregate fees for services of the outside auditor for audits of the Company’s annual financial statements, the audit of internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and review of the Company’s quarterly financial statements included in the Company’s Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
     Audit-Related Fees. Audit-related fees are those fees for services provided by the outside auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included as audit fees. The services for the fees disclosed under this category include the audit of the Company’s 401(k) and qualified pension plans.
     Tax Fees. Tax fees are those fees for services provided by the outside auditor, primarily in connection with the Company’s tax compliance activities, including technical tax advice related to the preparation of tax returns.
PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Company’s Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit its financial statements for the fiscal year ending January 31, 2012, and recommends that the stockholders vote for ratification of that appointment. The Company’s Audit Committee has reviewed the professional services provided by Ernst & Young LLP, as described above, has considered the possible effect of such services on the independence of the firm, and has determined that such services have not affected Ernst & Young LLP’s independence. Notwithstanding this selection, the Audit Committee, at its discretion, may direct the appointment of new auditors at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
     The affirmative vote of a majority of the votes cast is required to ratify the Audit Committee’s selection. The Company is not required to submit the selection of the independent registered public accounting firm to the stockholders for approval, but is doing so as a matter of good corporate governance. If the stockholders reject the selection, the Board of Directors will reconsider its selection.
The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

PROPOSAL 5
APPROVAL OF VIRCO MFG. CORPORATION 2011 STOCK INCENTIVE PLAN
     The Company believes that its long-term interests are best advanced by aligning the interests of its key employees, non-employee directors, and other service providers with the interests of its stockholders. Therefore, to attract, retain and motivate employees, officers, non-employee directors and other service providers of exceptional abilities, and in recognition of the significant contributions to the performance and growth of the Company and its subsidiaries made by these individuals, on May 6, 2011, the Board of Directors of the Company adopted, subject to stockholder approval, the Virco Mfg. Corporation 2011 Stock Incentive Plan (referred to herein as the “2011 Plan”). Although the Company has no plans to use stock-based compensation in the short-term, approval of the 2011 Plan will permit the Company to continue, in the long-term (or upon any unplanned events), to use stock-based compensation to provide appropriate and proportional stock incentives to the management team responsible for executing multi-year initiatives.
     The 2011 Plan authorizes the issuance of not more than 1,000,000 shares of Company stock over its term, which expires in 2021. The 2011 Plan is modeled after the Company’s 2007 Stock Incentive Plan (the “2007 Plan”), which also allowed for the issuance of approximately 1,000,000 shares. Approximately 200,000 shares are still available under the 2007 Plan.
     The 2011 Plan will provide the Compensation Committee of the Board of Directors with the ability to award incentive and non-qualified stock options; stock appreciation rights; restricted stock; and restricted stock units to Company officers, employees, other service providers, and non-employee directors. These awards will have vesting provisions designed to ensure successful implementation of the Company’s long-term initiatives and alignment with stockholder interests. Additionally, they may include performance-based elements.
     The Board of Directors believes that it is in the best interests of the Company and its stockholders to continue to provide for an equity incentive plan under which equity-based compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2011 Plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) (“Section 162(m)) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m) the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. With respect to awards under the 2011 Plan, each of these aspects is discussed below, and stockholder approval of the 2011 Plan is intended to constitute approval of each of these aspects of the 2011 Plan for purposes of the approval requirements of Section 162(m).
     A complete copy of the 2011 Plan is attached as Exhibit A. You are urged to read this entire proposal and the complete plan document. Currently the Company’s equity-based compensation programs are administered under the 2007 Plan, the Virco Mfg. Corporation 1997 Stock Incentive Plan and the Virco Mfg. Corporation 1993 Stock Incentive Plan. The Virco Mfg. Corporation 1997 Stock Incentive Plan and the Virco Mfg. Corporation 1993 Stock Incentive Plan have each been terminated with respect to the grant of future awards. This Proposal 5 seeks stockholder approval of a new equity-based compensation plan.
     The Board of Directors believes that stockholder approval of this Proposal 5 is necessary to remain competitive in our industry, will provide an important long-term component to the Company’s overall compensation plan, and that the proposal is consistent with the Company’s compensation policy for senior management and employees.
The Board of Directors unanimously recommends that you vote “FOR” approval of the Virco Mfg. Corporation 2011 Stock Incentive Plan.
     A summary of the proposed 2011 Plan follows.
Background and Purpose of the 2011 Plan

          The 2011 Plan was adopted by our Board of Directors on May 6, 2011, subject to approval by stockholders at the 2011 Annual Meeting. If approved by stockholders, the 2011 Plan will be the only plan under which equity-based compensation awards may be granted to officers and employees.
          The purpose of the 2011 Plan is to provide directors, officers, employees, and other service providers with incentives for the future performance of services that are linked to the profitability of the Company’s businesses and to the interests of its stockholders. The 2011 Plan is also intended to encourage officers, employees and non-employee directors to own Company stock, so that they may establish or increase their proprietary interest in the Company and align their interests with the interests of Company stockholders.
Description of Principal Features of the 2011 Plan
          The following description of the 2011 Plan is not intended to be complete and is qualified in its entirety by the complete text of the 2011 Plan, which is attached to this Proxy Statement as Exhibit A. Stockholders are urged to read the 2011 Plan in its entirety. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this Proxy Statement have the meanings assigned to them in the 2011 Plan.
          Types of Awards Under the 2011 Plan. The 2011 Plan allows the following types of awards:
•	Stock options (both incentive stock options (“ISOs”) and “non-qualified” stock options);

•	Stock appreciation rights (“SARs”), alone or in conjunction with other awards; and

•	Shares of restricted stock and restricted stock units (“RSUs”).
          Administration. The 2011 Plan is administered by a plan Administrator, which will be the Compensation Committee of the Board of Directors, or in the absence of a Compensation Committee, the Board of Directors itself. The Administrator has broad authority, subject to the provisions of the 2011 Plan, to administer and interpret the 2011 Plan, including, without limitation, the authority to:
•	prescribe, amend and rescind rules and regulations relating to the 2011 Plan and to define terms not otherwise defined therein;

•	determine which persons are 2011 Plan participants, to which of such participants awards will be granted, and the timing of any such awards;

•	grant awards and determine the terms and conditions thereof, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire;

•	establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•	prescribe and amend the terms of the agreements or other documents evidencing awards;

•	interpret and construe the 2011 Plan, any rules and regulations under the 2011 Plan and the terms and conditions of any award, and to make exceptions to any such provisions in good faith and for the benefit of the Company;

•	approve corrections in the documentation or administration of any award granted under the 2011 Plan; and

•	make all other determinations deemed necessary or advisable for the administration of this 2011 Plan.
          All decisions and actions of the Administrator are final. Subject to certain limitations, the 2011 Plan permits the Company’s Board of Directors to exercise the Administrator’s powers, other than with respect to matters required by law to be determined by the Administrator. The Compensation Committee may also by resolution authorize one or more officers of the Company to perform any or all of the things that the Administrator is authorized to do under the 2011 Plan; provided, however, that any such resolution must specify the total number of awards, if any, that such officer or officers may award pursuant to such delegated authority.
          Stock Subject to 2011 Plan. The maximum number of shares that may be issued under the 2011 Plan is equal to 1,000,000, subject to certain adjustments in the event of a change in the Company’s capitalization. The aggregate number of shares subject to awards granted during any calendar year to any one non-employee director will not exceed 25,000; provided, however that in the first calendar year that such non-employee director joins the

Board of Directors or is first designated as Chairman of the Board or Lead Director, the maximum number of shares subject to awards granted to the participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits and the foregoing limits will not count any tandem stock appreciation rights.
          Shares of common stock issued under the 2011 Plan may be either authorized and unissued shares or previously issued shares acquired by the Company. On termination or expiration of an unexercised option, SAR or other stock-based award under the 2011 Plan, in whole or in part, the number of shares of common stock subject to such award will again become available for grant under the 2011 Plan. The 2011 Plan provides that shares retained by or delivered to the Company to pay the exercise price or withholding taxes related to an award, unissued shares resulting from the settlement of stock appreciation rights in stock, and shares purchased by the Company in the open market do not become available for issuance as future awards under the 2011 Plan. Under the 2011 Plan, no single participant may be granted awards under the 2011 Plan covering more than 100,000 shares of common stock in any fiscal year. The maximum number of shares of common stock that may be issued pursuant to stock options intended to be incentive stock options is 1,000,000 shares.
          In the event of any change in capitalization of the Company, such as a stock split, corporate transaction, merger, consolidation, separation, spin off, or other distribution of stock or property of the Company, any reorganization, any partial or complete liquidation of the Company or any extraordinary cash or stock dividend, the Administrator will make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the 2011 Plan, in the share limitations for awards set forth in the 2011 Plan and in the number of shares subject to, and exercise price of, outstanding awards, or will make such other equitable substitution or adjustments as it may determine to be appropriate.
          Eligibility. Current or prospective officers, employees, non-employee directors, and other service providers of the Company and its subsidiaries are eligible for grants under the 2011 Plan; however, options intending to qualify as incentive stock options may be granted only to employees of the Company and its subsidiaries. Approximately 1,000 employees and eight non-employee directors are currently eligible to participate in the 2011 Plan, provided the participants continue to be associated with the Company or its subsidiaries. Because awards are established at the discretion of the Administrator subject to the limits described above, the number of shares that may be granted to any participant under the 2011 Plan cannot be determined.
          Terms and Conditions of Stock Options. Stock options granted to participants may be granted alone or in addition to other awards granted under the 2011 Plan and may be of two types, incentive stock options within the meaning of Section 422 of the Code or non-qualified stock options, which are not intended to be incentive stock options. All stock options granted under the 2011 Plan are evidenced by a written agreement between the Company and the participant, which provides, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed 10 years, and other terms and conditions. Subject to the express provisions of the 2011 Plan, options generally may be exercised over such period, in installments or otherwise, as the Administrator may determine.
          The exercise price for any stock option granted may not be less than the fair market value of the common stock subject to that option on the grant date. There is one exception to this requirement. This exception allows the exercise price per share with respect to an option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity to be less than 100% of the fair market value on the grant date if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price may be paid in shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise. Other than in connection with a change in the Company’s capitalization, at any time when the exercise price of an option is above the fair market value of a share, the Company will not, without stockholder approval, (i) reduce the exercise price of such option, (ii) exchange such option for cash, another award or a new option or stock appreciation right with a lower exercise or base price, or (iii) otherwise reprice such option.
          Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the common stock at the time of exercise exceeds the strike price of the SAR. The strike price of a freestanding SAR will be specified in the award agreement and is subject to the same limitations as the exercise price of an option. The strike price of a tandem SAR will be the same as the exercise price of the related option. This amount is payable in common stock, cash, or a combination of common stock and cash, at the Administrator’s discretion. Other than in connection with a change in the Company’s capitalization, at any time when the exercise price of a stock appreciation right is above the fair market value of a share, the Company will not, without stockholder approval, (i) reduce the exercise or base price of such stock appreciation right, (ii) exchange such stock appreciation right for cash, another award or a new option or stock appreciation right with a lower exercise or base price, or (iii) otherwise reprice such stock appreciation right.
          Terms and Conditions of Restricted Stock and RSUs. A restricted stock award is an award of common shares with restrictions that lapse in installments over a vesting period following the grant date. A restricted stock unit, or RSU, provides for the issuance of shares of stock following the vesting date or dates associated with the award. The 2011 Plan also allows for restricted stock and RSUs treated as performance awards, under which the grant, issuance or vesting of an award would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year.
          Shares of restricted stock and RSUs may be awarded either alone or in addition to other awards granted under the 2011 Plan. The Administrator will determine the eligible individuals to whom grants will be awarded, and the terms and conditions of the grants subject to the limitations contained in the 2011 Plan.
          Unless the Administrator provides otherwise, the continued service of the participant with the Company or any of its subsidiaries or affiliates through the vesting date or dates will be a condition of vesting of restricted stock and RSUs. The conditions for grant or vesting and the other provisions of restricted stock and RSU awards (including any applicable performance goals) need not be the same with respect to each recipient.
          Unless otherwise determined by the Administrator, the recipient of a restricted stock award will have, with respect to the shares of restricted stock, all of the rights of a stockholder of the Company holding the type of shares that are the subject of the restricted stock, including, if applicable, the right to vote the shares and receive any cash dividends (which may be deferred by the Administrator and reinvested in additional restricted stock). Holders of RSUs are not entitled to any privileges of ownership of the shares of common stock underlying their units until the underlying shares are actually delivered to them under their award agreements.
          Deferral of Gains. The Administrator may, in an award agreement or otherwise, provide for the deferred delivery of shares upon settlement, vesting or other events with respect to restricted stock or restricted stock units.
          Qualifying Performance Criteria May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock and RSUs. The Administrator may specify certain performance criteria which must be satisfied before stock options, stock appreciation rights, restricted stock, and RSUs will be granted or will vest.
          The Administrator may establish performance criteria and level of achievement versus such criteria that will determine the number of shares, units or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on “Qualifying Performance Criteria” (as described below) or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such award or portion of an award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more qualifying performance criteria selected by the Administrator and specified at the time the award is granted. The Administrator will certify the extent to which any performance criteria have been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion may determine.
          “Qualifying Performance Criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earning or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income or net operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) NSR and/or total backlog, (xxi) days sales outstanding, (xxii) customer service, (xxiii) operational safety, reliability and/or efficiency, and/or (xxiv) environmental incidents.
          Under the 2011 Plan and to the extent consistent with Section 162(m), the Administrator (A) may adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all determined in accordance with applicable accounting provisions, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under a Quality Performance Criteria to exclude any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of change in tax law or other such law or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this 2011 Plan or any other compensation arrangement maintained by the Company. Qualifying Performance Criteria established by the Administrator may be different with respect to different grantees. The Administrator has the authority to make equitable adjustments to any performance goal.
          Transferability. Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right may be exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the administrator, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts, or family partnerships.
          Amendment and Termination. The Board of Directors has the right to amend, alter, suspend or terminate the 2011 Plan at any time, provided that no material amendment may be made without stockholder approval, and no other amendment or alteration, or any suspension, discontinuation or termination will be made without stockholder approval if the approval is required by applicable law, regulatory requirement or stock exchange or accounting rules, or if the Board of Directors deems it necessary or desirable to qualify for or comply with any tax, applicable law, stock exchange, accounting or regulatory requirement. In addition, no such amendment, alteration, suspension, discontinuation or termination can be made, except as required by applicable law or stock exchange or accounting rules, without the consent of a participant if that action would impair the participant’s rights under any award. If approved by stockholders, unless earlier terminated by the Board of Directors, the 2011 Plan will continue in effect until May 6, 2021.
          Repricings. As explained above, the 2011 Plan prohibits the repricing of stock options and stock appreciation rights without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right for cash and/or granting a replacement stock option or stock appreciation right with a lower exercise price or strike price).
          New Plan Benefits. Because benefits under the 2011 Plan will depend on the Administrator’s actions and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the 2011 Plan is approved by stockholders. As of April 29, 2011, the closing price of our common stock was $2.99 per share.
          The following tax description is required by SEC regulations:
          U.S. Federal Income Tax Consequences. The following tax discussion is a brief summary of current U.S. federal income tax law applicable to stock options as of May 2011. The discussion is intended solely for general information and does not make specific representations to any option award recipient. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the 2011 Plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.
          Stock Options. The grant of a non-qualified stock option (“NSO”) is not a taxable event for the optionee and the Company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. The Company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.
          Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.
          In general, no taxable income is realized by an optionee upon the grant of an ISO. If shares of common stock are issued to a participant pursuant to the exercise of an ISO granted under the 2011 Plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such a participant as a capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” The Company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.
          If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. The Company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.
          Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.
          Stock Appreciation Rights. The grant of a stock appreciation right is generally not a taxable event for a participant. Upon exercise of the stock appreciation right, the participant will generally recognize ordinary income equal to the cash or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of any shares received upon exercise of a stock appreciation right generally will give rise to a capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains or losses will be taxable as capital gains (long-term or short-term, depending on how long the shares were held before the sale).
          Restricted Stock and Restricted Stock Units. Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant of such restricted stock or restricted stock units. However, when the restricted stock or restricted stock units vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction.
          A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect under Section 83(b) of the Code to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes such an election, the amount of compensation income would be the value of the restricted stock at the time of grant. Any later appreciation in the value of the restricted stock would be treated as a capital gain and realized only upon the sale of the stock subject to the award of restricted stock. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of shares subject to the restricted stock, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the shares previously reported by the participant as compensation income.
          In connection with awards under the 2011 Plan, the Company may withhold from any cash otherwise payable to a participant or require a participant to remit to the Company an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding shares to be received upon exercise of an option or stock appreciation right, the vesting of restricted stock, or the payment of a restricted stock unit or performance award unit or by delivery to the Company of previously owned shares of common stock subject to certain holding period requirements.
Potential Limitation on Company Deductions. As described above, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the 2011 Plan, either of their own or when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. The 2011 Plan is designed to allow grants of awards that are “performance-based” within the definition under Section 162(m).
Other Matters
     Section 16 (a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than 10% of any equity security of the Company to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, and other information available to it, to the best of the Company’s knowledge all such reports were timely filed.
     2012 Stockholder Proposals. If a stockholder wishes to submit a proposal for consideration at the 2012 Annual Meeting of Stockholders and wants that proposal to appear in the Company’s proxy statement and form of proxy for that meeting, the proposal must be submitted in writing to the Company’s Corporate Secretary at 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose, no later than January 25, 2012, and must comply with all applicable SEC requirements. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement and form of proxy.
     The Company’s bylaws also establish an advance notice procedure with regard to nominations of persons for election to the Board of Directors and proposals for other business that are not submitted for inclusion in the Proxy Statement and form of proxy but that a stockholder instead wishes to present directly at an Annual Meeting of Stockholders. If a stockholder wishes to submit a nominee or other business for consideration at the 2012 Annual Meeting of Stockholders without including that nominee or proposal in the Company’s Proxy Statement and form of proxy, the Company’s bylaws require, among other things, that the stockholder submission contain certain information concerning the nominee or other business, as the case may be, and other information specified in the Company’s bylaws, and that the stockholder provide the Company with written notice of such nominee or business no later than February 22, 2012, provided that, if the 2012 Annual Meeting of Stockholders is advanced or delayed more than 40 days from the anniversary date of the previous year’s annual meeting, such nominee or proposal of other business must be submitted no later than the close of business on the later of the 120th day prior to the 2012 Annual Meeting of Stockholders or the 10th day following the first public announcement of the date of such meeting. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement specifying the size of increase before February 22, 2012, then a stockholder notice will be considered timely only with respect to nominees for new positions created by such increase if submitted not later than the close of business on the 10th day following the first public announcement of such increase. A stockholder notice should be sent to the Company’s Corporate Secretary at 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose. Proposals or nominations not meeting the advance notice requirements in the Company’s bylaws will not be entertained at the 2012 Annual Meeting of Stockholders. A copy of the full text of the relevant bylaw provisions may be obtained from the Company’s filing with the SEC or by writing our Corporate Secretary at the address identified above.
     Additional Matters Considered at the Annual Meeting. The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as stated herein. If other matters do properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the proxies in accordance with their judgment in such matters.
     Householding. The Company will deliver only one Proxy Statement and accompanying Annual Report to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and accompanying Annual Report to a stockholder at a shared address to which a single copy of such documents are delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of the Proxy Statement and/or Annual Report by contacting the Company’s Corporate Secretary at 2027 Harpers Way, Torrance, California 90501 or at (310) 553-0474. Similarly, stockholders sharing an address who are receiving multiple copies of the Proxy Statement and accompanying Annual Report may request delivery of a single copy of the Proxy Statement and/or Annual Report by contacting the Company at the address set forth above or at (310) 533-0474.
     Availability of Annual Report. The Annual Report to Stockholders of the Company for the fiscal year ended January 31, 2011, is being mailed to stockholders concurrently herewith and is also available online at www.virco.com. The Company will also provide without charge a copy of its Annual Report on Form 10-K, including financial statements and related schedules, filed with the Securities and Exchange Commission, upon written or oral request from any person who was a holder of record, or who represents in good faith that he/she was a beneficial owner, of common stock of the Company on April 29, 2011. Any such request shall be addressed to the Company at 2027 Harpers Way, Torrance, California 90501, Attention: Robert E. Dose, Secretary or by calling (310) 533-0474.

By Order of the Board of Directors

/s/ ROBERT E. DOSE Robert E. Dose
Secretary
Torrance, California
May 24, 2011

Exhibit A
VIRCO MFG. CORPORATION
2011 STOCK INCENTIVE PLAN
1. Purpose
          The purpose of the Virco Mfg. Corporation 2011 Stock Incentive Plan (the “Plan”) is to advance the interests of Virco Mfg. Corporation (the “Company”) by stimulating the efforts of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, as determined by the Administrator.
2. Definitions
          As used in the Plan, the following terms shall have the meanings set forth below:
          (a) “Administrator” means the Administrator of the Plan in accordance with Section 16.
          (b) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.
          (c) “Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.
          (d) “Board” means the board of directors of the Company.
          (e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.
          (f) “Company” means Virco Mfg. Corporation, a Delaware corporation.
          (g) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.
          (h) “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Shares on the NASDAQ Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on an inter-dealer quotation system, in any case, as reported in such source as the Administrator shall select. If there is no regular public trading market for the Shares, the Fair Market Value of the Shares shall be determined by the Administrator in good faith and in compliance with Section 409A of the Code.
          (i) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
          (j) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.
          (k) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
          (l) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.
          (m) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

          (n) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria pursuant to Section 12.
          (o) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as described in Section 13(d) thereof.
          (p) “Plan” means the Virco Mfg. Corporation 2011 Stock Incentive Plan as set forth herein and as amended from time to time.
          (q) “Qualifying Performance Criteria” has the meaning set forth in Section 12(b).
          (r) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.
          (s) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.
          (t) “Share” means a share of the Company’s common stock, $0.01 par value per share (or such other par value as may be designated by act of the Company’s stockholders), subject to adjustment as provided in Section 11.
          (u) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.
          (v) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.
          (w) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
          (x) “Termination of Employment” means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine that a leave of absence or employment on a less than full-time basis is not considered a “Termination of Employment,” (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee, and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Awards, and the Administrator’s decision shall be final and binding.
3. Eligibility
          Any person who is a current or prospective officer or employee (including any director who is also an employee, in his or her capacity as such) or other service provider of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(d), any Nonemployee Director shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code and as selected by the Administrator.

4. Effective Date and Termination of Plan
          This Plan was adopted by the Board on May 6, 2011 and will become effective upon approval by the Company’s stockholders (the “Effective Date”), which approval must be obtained within twelve (12) months of the adoption of this Plan by the Board. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the date of Board approval of the Plan. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.
5. Shares Subject to the Plan and to Awards
          (a) Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards under this Plan shall not exceed 1,000,000. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 11. The Shares issued pursuant to Awards granted under this Plan may be Shares that are authorized and unissued or Shares that were reacquired by the Company, including Shares purchased in the open market.
          (b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award under this Plan. Without limiting the foregoing, Shares subject to an Award under this Plan shall not again be made available for issuance under this Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. In addition, Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.
          (c) Tax Code Limits. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 100,000, which number shall be calculated and adjusted pursuant to Section 11 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 11 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.
          (d) Director Awards. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 25,000; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum number of Shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of Shares set forth in the foregoing limits and the foregoing limits shall not count any tandem SARs (as defined in Section 7).
          (e) Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has Shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the Shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees, directors or other service providers of such acquired or combined company before such acquisition or combination.
6. Options
          (a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.
          (b) Price. The Administrator will establish the exercise price per Share under each Option, which in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares otherwise deliverable upon exercise.
          (c) No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 11), at any time when the exercise price of an Option is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, (i) reduce the exercise price of such Option, (ii) exchange such Option for cash, another Award or a new Option or Stock Appreciation Right with a lower exercise or base price or (iii) otherwise reprice such Option.
          (d) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant.
          (e) Termination of Employment. Unless an Option earlier expires upon the expiration date established pursuant Section 6(d), upon the Participant’s Termination of Employment, his or her rights to exercise an Option then held shall be determined by the Administrator and set forth in an Award Agreement.
          (f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).
7. Stock Appreciation Rights
          Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 11), at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, (i) reduce the exercise or base price of such Stock Appreciation Right, (ii) exchange such Stock Appreciation Right for cash, another Award or a new Option or

Stock Appreciation Right with a lower exercise or base price or (iii) otherwise reprice such Stock Appreciation Right.
8. Restricted Stock and Restricted Stock Units
          (a) Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award of Shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.
          (b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.
          (c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of Shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.
          (d) Termination of Employment: Upon the Participant’s Termination of Employment, his or her rights to unvested Restricted Stock or Restricted Stock Units then held shall be determined by the Administrator and set forth in an Award Agreement.
          (e) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.
          (f) Voting Rights. Unless otherwise determined by the Administrator, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding Shares on the Company’s stock ledger.
          (g) Dividends and Distributions. Participants in whose name an Award of Restricted Stock and/or Restricted Stock Units is granted shall be entitled to receive all dividends and other distributions paid with respect to the Shares underlying such Award, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional Shares or will be payable in cash; provided that such additional Shares and/or cash shall subject to the same restrictions and vesting conditions as the Award with respect to which they were distributed. Notwithstanding anything herein to the contrary, in no event shall dividends or dividend equivalents be currently payable with respect to unvested or unearned Performance Awards.
9. Deferral of Gains
          The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.
10. Conditions and Restrictions Upon Securities Subject to Awards
          The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.
11. Adjustment of and Changes in the Shares
          The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator as it determines appropriate to reflect any reorganization, reclassification, combination of Shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment shall be designed to comply with Sections 409A and 424 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.
          In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a change in control, other merger, consolidation or otherwise, then the Administrator shall, in its sole discretion, determine the appropriate and equitable adjustment, if any, to be effected.
          No right to purchase fractional Shares shall result from any adjustment in Awards pursuant to this Section 11. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 11 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.
          Unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a change in control, the Administrator may provide that any or all of the following shall occur upon a Participant’s Termination of Employment within twenty-four (24) months following a change in control: (a) in the case of an Option or Stock Appreciation Right, the

Participant shall have the ability to exercise any portion of the Option or Stock Appreciation Right not previously exercisable, (b) in the case of a Performance Award, the Participant shall have the right to receive a payment equal to the target amount payable or, if greater, a payment based on performance through a date determined by the Administrator prior to the change in control, and (c) in the case of outstanding Restricted Stock and/or Restricted Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a change in control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the change in control, immediately prior to the change in control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the change in control: (a) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (b) in the case of a Performance Award, the Participant shall have the right to receive a payment equal to the target amount payable or, if greater, a payment based on performance through a date determined by the Administrator prior to the change in control, and (c) in the case of outstanding Restricted Stock and/or Restricted Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse.
12. Qualifying Performance-Based Compensation
          (a) General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares, units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. A Performance Award may be identified as “Performance Share,” “Performance Equity,” “Performance Unit” or other such term as chosen by the Administrator. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.
          (b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earning or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income or net operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) NSR and/or total backlog, (xxi) days sales outstanding, (xxii) customer service, (xxiii) operational safety, reliability and/or efficiency, and/or (xxiv) environmental incidents. To the extent consistent with Section 162(m) of the Code, the Administrator (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.
13. Transferability
          Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 13, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.
14. Compliance with Laws and Regulations
          This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.
          In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.
15. Withholding
          To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all withholding tax obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired. In addition, the Company shall be entitled to deduct from other compensation payable to each Participant any withholding tax obligations that arise in connection with an Award or require the Participant to pay such sums directly to the Company in cash or by check.

16. Administration of the Plan
          (a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.
          (b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 11; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after Termination of Employment or service to the Company or an affiliate and, except as otherwise provided herein, adjust any of the terms of any Award.
          (c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.
          (d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.
17. Amendment of the Plan or Awards
          The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 11, no such amendment shall, without the approval of the stockholders of the Company amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ listing requirements.
          No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.
18. No Liability of Company
          The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.
19. Non-Exclusivity of Plan
          Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, an arrangement not intended to qualify under Section 162(m) of the Code, and such arrangements may be either generally applicable or applicable only in specific cases.
20. Governing Law
          This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware to the extent not preempted by federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.
21. No Right to Employment, Reelection or Continued Service
          Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.
22. Unfunded Plan
          The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.
23. Section 409A
          It is intended that any Options, Stock Appreciation Rights, and Restricted Stock issued pursuant to this Plan and any Award Agreement shall not constitute “deferrals of compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A of the Code. It is further intended that any Restricted Stock Units issued pursuant to this Plan and any Award Agreement or other written document establishing the terms and conditions of the Award (which may or may not constitute “deferrals of compensation,” depending on the terms of each Award) shall avoid any “plan failures” within the meaning of Section 409A(a)(1) of the Code. The Plan and each Award Agreement or other written document establishing the terms and conditions of an Award is to be interpreted and administered in a manner consistent with these intentions. However, no guarantee or commitment is made that the Plan, any Award Agreement or any other written document establishing the terms and conditions of an Award shall be administered in accordance with the requirements of Section 409A of the Code, with respect to amounts that are subject to such requirements, or that the Plan, any Award Agreement or any other written document establishing the terms and conditions of an Award shall be administered in a manner that avoids the application of Section 409A of the Code, with respect to amounts that are not subject to such requirements.
24. Required Delay in Payment on Account of a Separation from Service
          Notwithstanding any other provision in this Plan, any Award Agreement or any other written document establishing the terms and conditions of an Award, if any Award recipient is a “specified employee,” as defined in Treasury Regulations Section 1.409A-1(i), as of the date of his or her “Separation from Service” (as defined in authoritative IRS guidance under Section 409A of the Code), then, to the extent required by Treasury Regulations Section 1.409A-3(i)(2), any payment made to the Award recipient on account of his or her Separation from Service shall not be made before a date that is six months after the date of his or her Separation from Service. The Administrator may elect any of the methods of applying this rule that are permitted under Treasury Regulations Section 1.409A-3(i)(2)(ii).

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting day. INTERNET http://www.proxyvoting.com/virc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR VIRCO MFG. CORPORATION TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 96859-1 FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL OF THE NOMINEES TO THE BOARD OF DIRECTORS, “FOR” THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, FOR A Please mark your votes as indicated in this example X FREQUENCY OF “EVERY THREE YEARS” FOR FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION, “FOR” APPROVAL OF THE 2011 STOCK INCENTIVE PLAN, AND “FOR” THE RATIFICATION OF ERNST AND YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN THE DISCRETION OF THE HOLDERS OF THE PROXY ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING IN THE DISCRETION OF THE HOLDERS OF THE PROXY. 1. ELECTION OF DIRECTORS FOR WITHHOLD *EXCEPTIONS ALL FOR ALL FOR AGAINST ABSTAIN Nominees: 01 Donald S. Friesz 2. Vote on non-binding advisory resolution regarding the 02 Glen D. Parish Company’s executive compensation 03 James R. Wilburn 04 William L. Beer 3 YEARS 2 YEARS 1 YEAR ABSTAIN (INSTRUCTIONS: To specify different instructions with regard to cumulative voting or 3. Vote on non-binding advisory resolution regarding to withhold authority to vote for any individual nominee, mark the “Exceptions” box the frequency of non-binding stockholder votes above and write that nominee’s name in the space provided below.) regarding the Company’s executive compensation *Exceptions FOR AGAINST ABSTAIN 4. Ratification of appointment of Independent Registered Public Accounting Firm 5. Approval of the Virco Mfg. Corporation 2011 Stock Incentive Plan Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date

You can now access your Virco Mfg. Corporation account online. Access your Virco Mfg. Corporation account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Virco Mfg. Corporation, now makes it easy and convenient to get current information on your shareholder account. View account status View payment history for dividends View certificate history Make address changes View book-entry information Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 21, 2011. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://service.virco.com/financialinfo FOLD AND DETACH HERE THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF VIRCO MFG. CORPORATION Annual Meeting of Stockholders — June 21, 2011 The undersigned hereby appoints each of Robert A. Virtue, Douglas A. Virtue and Robert E. Dose, or either of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Common Stock of Virco Mfg. Corporation (the “Company”) which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held June 21, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 96859-1